UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2017

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2017, Noble Energy Mediterranean Ltd. (“NEML”), a wholly owned subsidiary of Noble Energy, Inc. (“Noble Energy”), and NEML Leviathan Finance Company Ltd., a wholly owned subsidiary of NEML (“Borrower”), entered into a facility agreement (“Facility Agreement”) with Societe Generale, BNP Paribas, Crédit Agricole Corporate and Investment Bank, ING Bank N.V., and Natixis, acting as lead arrangers. The Facility Agreement provides for a limited recourse secured term loan facility with an aggregate principal borrowing amount of up to $1.0 billion (the “Facility”), of which $625 million will initially be committed. The Facility will be undrawn at close. Any loans borrowed under the Facility Agreement will be available to fund a portion of Noble Energy’s share of costs for the initial phase of development of the Leviathan field offshore Israel. Noble Energy’s interests in the Leviathan field and related assets are held by NEML and its subsidiaries.

Leviathan first gas is targeted for the end of 2019, and Borrower will begin to repay amounts borrowed under the Facility Agreement on a quarterly basis following production startup for the first phase of development. Repayment will be in accordance with an amortization schedule set forth in the Facility Agreement, with a final balloon payment of no more than 35% of the loans outstanding. The Facility matures eight years from signing. Borrower can prepay the Facility at any time, in whole or in part, without penalty. The Facility Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Facility Agreement also includes a prepayment mechanism that reduces the final balloon amount if cash flows exceed certain defined coverage ratios.
Amounts borrowed under the Facility Agreement will accrue interest at the London interbank offered rate, or LIBOR, plus a margin of 3.50% per annum prior to production startup, 3.25% during the period following production startup until the last two years of maturity, and 3.75% during the last two years until the maturity date. Borrower is also required to pay a commitment fee equal to 1.00% per annum on the unused commitments under the Facility Agreement until the beginning of the repayment period.
The Facility Agreement is secured by a first priority security interest in substantially all of NEML's interests in the Leviathan field and its marketing subsidiary, and in assets related to the initial phase of the project. All of NEML’s revenues from the first phase of Leviathan development will be deposited in collateral accounts. Borrower is required to maintain a debt service reserve account for the benefit of the lenders under the Facility. Once servicing accounts are replenished and debt service made, all remaining cash will be available to Noble Energy and its subsidiaries.
Certain lenders that are a party to the Facility Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for Noble Energy and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03 of this current report.
Disclosure Regarding Forward-Looking Statements

This current report contains forward-looking statements within the meaning of the federal securities laws. The statements above that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” and similar words, although some forward-looking statements may be expressed differently. No assurances can be given that the forward-looking statements contained in this current report will occur as projected, and actual results may differ materially from those projected. Some factors, risks and uncertainties that could cause actual results to differ include: changes in government policies in countries in which we operate, government regulation and other actions, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, the ability of management to execute its plans to meet its goals and other risks inherent in the Company’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from the Company’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	March 1, 2017	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer